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                                                                Exhibition 10.35
                                                          No.: Zhao Shang 200707

                              INVESTMENT AGREEMENT



Parties:

Party A: Management Committee of Qidong Economic Development Zone, Jiangsu Province

Party B: Jiangsu Linyang Solarfun Co., Ltd.



Pursuant to the applicable laws and regulations of the People's Republic of China (the "PRC"), adhering to the principles of equality, voluntariness and mutual benefit and based on sufficient negotiations between the parties, in connection with the further expansion of Linyang Garden within the jurisdiction of Party A, both parties agree as follows:

I.   Basic Offer of Project Investment

1.   Name of Project: Jiangsu Linyang Solarfun Co., Ltd. --PV Industry Garden

2.   Nature of Project: foreign investment

3.   Total Investment: additional US$98,000,000

4.   Registered Capital: additional US$50,000,000

5.   Form of Contribution: cash in foreign currency

6.   Scope of Business: PV cells

7. Scale of Operation: additional sales of RMB2 billion upon completion of project construction and commencement of production

8.   Term of Operation: 50 years

9.   Registered Office: Nanyuan Industry Garden, Qidong Economic Development
     Zone.

II. Project Land, Premium and Term of Payment

1. Project land: Based on the actual land needs of the project and as per the planning requirements of Party A, the selected project site is located within Nanyuan Industry Garden, Qidong Economic Development Zone, the total planning area is 291 mu (approximately 193,998 square meters) and another 200 mu (approximately 133,332 square meters) will be reserved for one-year term for further expansion. The site is lying in the south of the current Linyang Industry Garden (to the south of Nanyuan), please see

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     the attached hereto for the boundary map. Pursuant to the applicable laws and policies, the project land will be granted through bidding, auction or quotation, and the actual land area will be determined based on the reviewing results of the state land and resources authority (the "Land Authority").

2. Premium: This plot of land is quoted at not less than RMB192,000 per mu (1 mu equals approximately 666.66 square meters) and the total price is not less than RMB55,872,000. The actual land premium will be determined based on the closing price in the quotation held by the Land Authority. The condition of delivery of land is that the land shall be clear.

3. Means of payment of land premium: Within ten business days as from the execution of this Agreement, Party B shall pay RMB29,100,000 to Party A as part of the land premium, the remaining shall be paid within five days after the preliminary examination formalities for the project land are completed. The land premium shall be remitted to the bank account designated by Party A (Beneficiary: Finance Bureau of Qidong Economic Development Zone, Jiangsu Province; A/C with Bank: Bank of China Qidong Branch; A/C Number: 647016183708093001).

III. Warranties of Both Parties

A.   Party A warrants to Party B as follows:

1. Upon payment by Party B of the first installment of the land premium within the period set forth herein, Party A shall file an application with the Land Authority so as to obtain the land quota for the project timely and commence the procedure of bidding, auction or quotation.

2. Upon payment of the remaining land premium and execution of a land use rights granting contract (the "Land Contract") with the Land Authority by Party B, Party A shall assist Party B in dealing with the early-stage filing formalities, including but not limited to, project proposal filing, planning site selection, assessment on the compliance with environment protection requirements, assessment on safety and energy efficiency. When the said filing formalities are completed, Party A shall be responsible for registering the land use rights of Party B with the Land Authority and obtaining the Certificate for Use of State-owned Land (the "Land Certificate").

3. Party B shall be responsible for the deed tax, fees for topographic map and boundary map incurred when applying for the Land Certificate and the remaining fees will be covered by Party A.

4. Party A shall complete the work to ensure access to water supply, electricity and roads and land leveling (based on natural landform) in the garden step by step in line with the progress of the project construction of Party B. In addition, Party A will proactively cooperate with the government authorities including Municipal Bureau of State Land and Resources and Municipal Commission of Development and Reform in completing the land granting formalities timely and deliver the clear land to Party B.

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5.   The local regulating fees charged by Party A during the implementation of the productive construction project in the garden will be exempted. Other applicable fees will be exempted, reduced or postponed (as the case may be) to the extent permitted by the applicable regulations. For those that must be paid, the prescribed minimum will be charged.

6. As for the taxes payable by the enterprises in the garden, Party B is entitled to the preferential treatments provided by the Development Zone to the enterprises located in the garden in addition to those determined in the special meeting minutes dated January 27, 2004 (which meeting was attended by Party Secretary of the Municipal Committee and Mayor).

B.   Party B warrants to Party A as follows:

1. Party B will contribute additional US$50,000,000 to increase the registered capital. Altogether US$30,000,000 has been contributed for the first installment of registered capital and funds for PV Silicon Safer Project which will have been contributed by the end of December 2007.

2. The actual investment scale of this project shall be consistent with that set forth herein. The investment intensity of the fixed assets shall be not lower than US$250,000 per mu (1 mu equals approximately 666.66 square meters) .

3. The building plot ratio shall not be lower than 1 and the building coverage ratio shall not be lower than 60%; the land used for the administrative and living facilities shall not exceed 7% of the plot of land granted. The planning gross floor area shall not be less than 200,000 square meters.

4. The Project construction shall be in compliance with the overall planning and requirements of Party A. In addition, the project layout plan and construction plan are subject to approval of Party A or the competent authority before implementation.

5. Phase I of this project shall commence within three months upon the delivery of clear land to Party B by Party A. The criterion for the commencement is that the height of main body of the project shall be more than 1 meter above the ground. The term of the construction is three years.

6. Upon completion of the project construction and commencement of production, the output-input ratio shall not be lower than 1:1 and the tax-bearing rate in distribution shall not be lower than 5% of the sales revenue.

7. After obtaining the land use rights, Party B shall not assign it to any third party without prior consent of Party A.

IV. Liabilities for Breach of Agreement

1. Party A may reserve the right to terminate this Agreement if Party B fails to pay the first installment and total amount of the land premium within the prescribed period. Party A

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     may reserve the project land site determined for one more month for Party
     B. Party A may dispose the land otherwise if Party B fails to remedy its breach within the extended one-month period.

2. In the event that Party A terminates this Agreement without prior consent of Party B and grants the plot of land hereunder to any third party, or fails to complete the land requisition formalities for Party B, Party B is entitled to terminate this Agreement, recover the payment made to Party A, request Party A to pay the interests accrued thereon with interest rate being the loan interest rate for the corresponding period and indemnify Party B for the relevant expenses incurred by Party B in dealing with the early-stage formalities for the project.

3. Upon delivery of the clear land by Party A to Party B, if after more than months as from the agreed commencement date, Party B fails to start construction, Party A may request the Land Authority to terminate the Land Contract and take back the land use rights (the certificate fees shall be borne by Party B), and refund Party B the land premium without interest.

4. In the event that the project construction is not completed after more than three months as from the agreed completion date, Party A may request the Land Authority to terminate the Land Contract and take back the land use rights (the certificate fees shall be borne by Party B) and refund Party B the land premium without interest. As to the surface assets that have been built, Party A may purchase them at cost price based on the assessment of an appraisal body.

V. Additional Agreements

1. Party B may choose the construction team at its own discretion. But Party B shall file with Party A the project construction contract for reviewing and recording purposes in order to ensure the quality of the project construction and maintain the order of architecture market.

2. The relevant terms and conditions of the Land Contract shall be additional to this Agreement and shall be of the same effect as this Agreement and binding on both parties hereto.

3. Any matter not covered herein shall be provided in the supplementary agreement executed by the parties hereto based on their negotiations.

VI. Dispute Resolution

Any dispute arising out of the performance of this Agreement shall be settled by the parties hereto through negotiations; if no settlement is reached, any party may refer the dispute to the local arbitration body for arbitration or bring it before the local court.

VII. Effective Date

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This Agreement is executed in seven counterparts with Party A holding five and
Party B holding two, and will come into effect after being signed or affixed with seals by the representative of each party.



Party A: Management Committee of Qidong Economic Development Zone, Jiangsu Province

Representative: /s/ Shen Wei

[Seal of Management Committee of Qidong Economic Development Zone, Jiangsu Province]



Party B: Party B: Jiangsu Linyang Solarfun Co., Ltd.

Representative: /s/ Zhang Jian Hua

[Seal of Jiangsu Linyang Solarfun Co., Ltd.]





Dated November 14, 2007

Attachment: 1. Boundary Map of Project Site


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